UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2004

U.S. RESTAURANT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12240 Inwood Road, Suite 300, Dallas, Texas 75244

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code (972) 387-1487

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Ruler 13e-4(c) under the Exchange Act (17 CFR 240/13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 23, 2004 the Company and CNL Restaurant Properties, Inc. entered into a Commitment Letter with Bank of America, N.A. and Banc of America Securities LLC providing for funding in an amount up to $775,000,000 to meet costs and expenses associated with the proposed merger of the Company with CNL Restaurant Properties and the proposed subsequent purchase by U.S. Restaurant Properties of some or all of the CNL Income Funds representing at least 75% of the aggregate value of such funds, including, if appropriate, refinancing the existing debt of the Company and CNL Restaurant Properties.

The Company and CNL Restaurant Properties are currently in discussions with Bank of America and Banc of America Securities to obtain or arrange for $775,000,000 of financing (subject to reduction by an amount equal to the value of those CNL Income Funds not purchased in connection with the proposed merger), expected to include a senior bank financing (revolving line of credit and term loan), a net lease securitization and a high yield bond issuance (the “Proposed Financings”). To cover any shortfall between the Proposed Financings closed at the time the proposed mergers are consummated and $775,000,000, Bank of America has committed pursuant to the Commitment Letter to provide bridge financing consisting of a senior secured revolving credit facility of up to $125,000,000 and a senior secured term loan of up to $650,000,000. If utilized, the bridge financing will bear interest at a floating rate of interest and will mature, and be repayable in full, on the 90th day following its initial funding. The definitive financing documents will include affirmative and negative covenants as agreed upon by the parties.

The obligation of Bank of America under the Commitment Letter to provide the bridge financing is subject to customary conditions for facilities of this type. These include: the absence of any change or development that either individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, operations, assets, properties, liabilities (actual or contingent), results of operations, condition (financial or otherwise), or prospects of the entities involved in the proposed merger and their subsidiaries taken as a whole; the absence of a material adverse change or a material disruption of conditions in the market for financings, including but not limited to syndicated bank credit facilities, net lease securitizations, high yield bonds, or the financial, banking or capital markets that in the reasonable judgment of Bank of America and Banc of America Securities would materially impair the syndication or placement of any of the Proposed Financings; the negotiation of definitive documentation reasonably acceptable to Bank of America and Banc of America Securities; a due diligence review of the assets, liabilities and business of the parties to the merger in scope and with results reasonably satisfactory to Bank of America and Banc of America Securities; and others. There can be no assurances that the conditions under the Commitment Letter can be satisfied.

The Commitment Letter with Bank of America and Banc of America Securities expires on the earlier of the completion of the Proposed Financings and March 31, 2005 (to the extent that none of the Proposed Financings have been entered into as of such date). In light of the anticipated March 2005 closing date of the merger and the transactions contemplated thereby, the Company and CNL Restaurant Properties anticipate that the Proposed Financings will need to be closed on or before March 31, 2005.

Bank of America owns a 2% non-voting redeemable limited partnership interest in CNL Restaurant Capital, L.P., a subsidiary of CNL Restaurant Properties. Pursuant to a strategic alliance agreement, Bank of America participates in a mortgage debt financing referral program with CNL Restaurant Capital. Bank of America also serves as agent bank and is a lender under the respective senior credit facilities of U.S. Restaurant Properties and CNL Restaurant Properties and has received fees for the rendering of such services.

Banc of America Securities or its affiliates have provided to CNL Restaurant Properties and its affiliates, U.S. Restaurant Properties and its affiliates and to certain entities owned or controlled by of the Chairman of the board of directors of CNL Restaurant Properties, referred to herein as the Chairman Entities, and may in the future provide to CNL Restaurant Properties. U.S. Restaurant Properties, the Chairman Entities or their affiliates financial advisory and financing services and have received or may in the future receive fees for the rendering of these services. In the ordinary course of its business, Banc of America Securities and its affiliates may actively trade the debt and equity securities or loans of CNL Restaurant Properties and U.S. Restaurant Properties and their affiliates for its own account or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans. Banc of America Securities’ affiliate, Banc of America Mortgage Capital Corporation, is a party to a joint marketing arrangement with CNL Restaurant Capital Corporation, a subsidiary of CNL Restaurant Properties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2004	U.S. RESTAURANT PROPERTIES, INC.

	By:	/s/ STACY M. RIFFE
Stacy M. Riffe
Chief Financial Officer